Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Ambassadors International, Inc. of our report dated February 14, 2006, with respect to the financial statements of Incentive Travel, LLC., included in this Annual Report (Form 10-K), for the year ended December 31, 2007.
1.	Registration Statement (Form S-8 No. 333-13405) pertaining to the Amended and Restated 1995 Equity Participation Plan of Ambassadors International, Inc.,

2.	Registration Statement (Form S-8 No. 333-81203) pertaining to the Amended and Restated 1995 Equity Participation Plan of Ambassadors International, Inc.;

3.	Registration Statement (Form S-8 No. 333-104280) pertaining to the Amended and Restated 1995 Equity Participation Plan of Ambassadors International, Inc.;

4.	Registration Statement (Form S-8 No. 333-129404) pertaining to the 2005 Incentive Award Plan of Ambassadors International, Inc.;

5.	Registration Statement (Form S-8 No. 333-143958) pertaining to the Amended and Restated 2005 Incentive Award Plan of Ambassadors International, Inc.;

6.	Registration Statement (Form S-3/A No. 333-144999) pertaining to the registration of 1,734,002 shares of common stock to be issued upon conversion of the 3.75% Convertible Notes due 2027.

/s/ Ernst & Young LLP

Irvine, California
March 12, 2008